Exhibit 99

                    FPL Group, Inc.
                    Corporate Communications Dept.
                    Media Line: (305) 552-3888
                    January 26, 2010

FOR IMMEDIATE RELEASE

NOTE TO EDITORS: This news release reflects the earnings report of FPL Group, Inc. Reference to the corporation and its earnings or financial results should be to “FPL Group” and not abbreviated using the name “FPL” as the latter is the name/acronym of the corporation’s electric utility subsidiary.

FPL Group reports 2009 fourth-quarter and full-year earnings

•	FPL Group reports GAAP earnings of $1.62 billion and adjusted earnings of $1.65 billion for full-year 2009
•	NextEra Energy Resources faced a challenging fourth quarter but achieved good financial performance for the full year
•	Favorable weather boosted Florida Power & Light Company’s quarterly and full-year earnings amid a continued weak economy

JUNO BEACH, Fla. – FPL Group, Inc. (NYSE: FPL) today reported 2009 fourth-quarter net income on a GAAP basis of $349 million, or $0.85 per share, compared with $408 million, or $1.01 per share, in the fourth quarter of 2008. On an adjusted basis, FPL Group’s earnings were $323 million, or $0.79 per share, for the fourth quarter of 2009 compared with $361 million, or $0.90 per share, in the fourth quarter of 2008. Adjusted earnings exclude the mark-to-market effects of non-qualifying hedges and net other than temporary impairments (OTTI) on certain investments, both of which relate to NextEra Energy Resources.

For the full-year 2009, FPL Group reported net income on a GAAP basis of $1.62 billion, or $3.97 per share, compared with $1.64 billion, or $4.07 per share, in 2008. On an adjusted basis, FPL Group’s 2009 earnings were $1.65 billion, or $4.05 per share, for the full year, compared with $1.55 billion, or $3.84 per share, in 2008.

FPL Group’s management uses adjusted earnings, which is a non-GAAP financial measure, internally for financial planning, for analysis of performance, for reporting of results to the Board of Directors and as input in determining whether performance targets are met for performance-based compensation under the company’s employee incentive compensation plans. FPL Group also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. FPL Group management believes that adjusted earnings provide a more meaningful representation of FPL Group’s fundamental earnings power. The attachments to this news release include a reconciliation of historical adjusted earnings to net income, which is the most directly comparable GAAP measure.

“Despite some significant challenges, FPL Group’s adjusted earnings per share grew by more than 5 percent in 2009. At NextEra Energy Resources, the addition of nearly 1,200 megawatts of wind generation assets led the way to adjusted earnings per share growth of approximately 6 percent in 2009 compared with 2008. At Florida Power & Light, we continued to provide customers with the lowest typical monthly bill in the state and excellent reliability; financial performance was helped by favorable weather. Looking ahead, I remain convinced that FPL Group’s commitment to being a clean energy leader is the right strategy at the right time and will serve our customers and investors well for many years to come,” said FPL Group Chairman and CEO Lew Hay.

Florida Power & Light Company
Reflecting the favorable impact of weather, fourth-quarter 2009 net income for Florida Power & Light Company, FPL Group's rate-regulated utility subsidiary, was $186 million, or $0.45 per share, compared with $151 million, or $0.38 per share, in the prior-year quarter. For the full year, net income was $831 million, or $2.04 per share, compared with $789 million, or $1.96 per share, in 2008.

Retail sales of electricity increased 7.7 percent for the fourth quarter of 2009 compared with the prior-year quarter due to unseasonably warm weather. For the full-year 2009, retail sales of electricity were flat compared to the prior year despite significantly favorable weather that, on its own, added 14 cents per share to earnings compared with 2008. FPL’s average number of customer accounts for both the fourth-quarter and full-year 2009 were essentially unchanged compared with the prior-year periods.

In October, with President Barack Obama in attendance, Florida Power & Light commissioned the DeSoto Next Generation Solar Energy Center, the largest solar photovoltaic power plant in the United States. During the year, construction also began on FPL’s Martin and Space Coast Next Generation Solar Energy Centers, which are slated to open this year. FPL will recover the cost of these investments, totaling 110 megawatts, under a Florida statute enacted to encourage renewable energy projects.

During 2009, FPL also completed construction of units 1 and 2 at the company’s West County Energy Center, twin 1,220-megawatt natural gas combined-cycle generating units in Palm Beach County. In total, FPL invested approximately $1.2 billion in new generation in 2009. These investments will increase the efficiency of FPL’s generation fleet, provide savings to customers through fuel-cost reductions over the life of the projects, and reduce emissions.

Overall, FPL’s fossil fuel fleet reached a record level of efficiency in 2009. FPL’s investments since 2002 in cleaner, more efficient technology avoided approximately 4.9 million tons of carbon dioxide emissions in 2009 while saving customers an estimated $440 million in fuel costs. Increased fuel efficiency will contribute to a reduction in customers’ bills in 2010.

During 2009, FPL’s rate proposal was heard by the Florida Public Service Commission (PSC). A partial decision on the company’s proposal was issued by the PSC on Jan. 13, 2010. The PSC granted FPL a 10 percent regulatory midpoint return on equity, a 59 percent regulatory equity ratio, and an annualized $75 million base rate increase. FPL is continuing to assess what changes it will need to make as a result of the outcome of the rate case.

NextEra Energy Resources
NextEra Energy Resources, the competitive energy subsidiary of FPL Group, reported fourth-quarter 2009 net income on a GAAP basis of $178 million, or $0.43 per share, compared with $265 million, or $0.66 per share, in the prior-year quarter. On an adjusted basis, NextEra Energy Resources’ earnings were $152 million, or $0.37 per share, compared with $218 million, or $0.55 per share, in the fourth quarter of 2008.

For the full-year 2009, NextEra Energy Resources reported net income on a GAAP basis of $849 million, or $2.08 per share, compared with $915 million, or $2.27 per share, in 2008. On an adjusted basis, NextEra Energy Resources’ earnings were $882 million, or $2.16 per share, compared with $821 million, or $2.04 per share, for the full-year 2008.

NextEra Energy Resources had a challenging quarter but a strong year overall. Its fourth-quarter 2009 performance was impacted by the extension of a planned outage at the Seabrook Station nuclear plant, a poor wind resource across its fleet of wind turbines, and unfavorable market conditions in the Texas region. The company believes that the El Niño weather pattern currently being experienced in North America explains some of the poor wind resource experienced in the fourth quarter of 2009.

For the full-year 2009, growth in adjusted earnings per share of approximately 6 percent was driven largely by new wind projects, including the effects of taking the convertible investment tax credit on wind projects totaling 815 megawatts, and favorable performance by NextEra Energy Resources’ energy marketing and trading business and its Texas retail energy business. This was partially offset by unfavorable market conditions in Texas and a poor wind resource.

In 2009, NextEra Energy Resources added approximately 1,170 megawatts of wind capacity in North America. NextEra Energy Resources’ 2009 wind program included 985 megawatts of newly built projects in Colorado, Illinois, Iowa, North Dakota, Oklahoma and Oregon, and the purchase from Babcock & Brown of 185 megawatts of operating wind projects in South Dakota, Texas and Wisconsin. In all, NextEra Energy Resources now owns 7,540 megawatts of wind capacity in 17 states and Canada, maintaining its position as North America’s wind energy leader. To date, NextEra Energy Resources has invested approximately $11 billion in its wind business.

Corporate and Other
Corporate and Other negatively impacted FPL Group’s fourth-quarter 2009 net income by $0.03 per share, compared with a loss of $0.03 per share in the prior-year quarter. For the full-year 2009, Corporate and Other negatively impacted net income by $0.15 per share, compared with a loss of $0.16 per share for the prior year. As in most recent years, the primary component was interest expense.

Outlook
For 2010, FPL Group currently expects full-year adjusted earnings per share to be in the range of $4.25 to $4.65. The company does not expect a rapid recovery of the Florida economy. It also expects continued moderate natural gas prices and to add another 1,000 megawatts to its U.S.-leading wind portfolio in 2010.

FPL Group’s adjusted earnings exclude the cumulative effect of adopting new accounting standards, the unrealized mark-to-market effect of non-qualifying hedges and net other than temporary impairment losses on securities held in NextEra Energy Resources’ nuclear decommissioning funds, none of which can be determined at this time. In addition, FPL Group’s adjusted earnings expectations assume, among other things: normal weather and operating conditions; no further significant decline in the national or the Florida economy; supportive commodity markets; public policy support for wind and solar development and construction; market demand and supply chain expansion for wind and solar; transmission expansion to support wind and solar development; access to capital at reasonable cost and terms; and no acquisitions. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results.

As previously announced, FPL Group’s fourth-quarter earnings conference call is scheduled for 9 a.m. ET on Tuesday, Jan. 26, 2010. The webcast is available on FPL Group’s Web site by accessing the following link, http://www.FPLGroup.com/investor/contents/investor_index.shtml. The slides and earnings release accompanying the presentation may be downloaded at www.FPLGroup.com beginning at 7:30 a.m. ET today. For those unable to listen to the live webcast, a replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

FPL Group: Energy Solutions for the Next Era
FPL Group, Inc. (NYSE: FPL) is a leading clean energy company with 2009 revenues of more than $15 billion, nearly 43,000 megawatts of generating capacity, and more than 15,000 employees in 28 states and Canada. Headquartered in Juno Beach, Fla., FPL Group’s principal subsidiaries are NextEra Energy Resources, LLC, the largest generator in North America of renewable energy from the wind and sun, and Florida Power & Light Company, which serves approximately 4.5 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the country. Through its subsidiaries, FPL Group collectively operates the third largest U.S. nuclear power generation fleet. For more information about FPL Group companies, visit these Web sites: www.FPLGroup.com, www.NextEraEnergyResources.com, www.FPL.com.
# # #

Cautionary Statements And Risk Factors That May Affect Future Results

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) and Florida Power & Light Company (FPL) are hereby providing cautionary statements identifying important factors that could cause FPL Group's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group and FPL in this press release, on their respective websites, in response to questions or otherwise.  Any statements that express, or involve discussions as to, adjusted earnings or other expectations, beliefs, plans, objectives, assumptions, future events or performance, climate change strategy or growth strategies (often, but not always, through the use of words or phrases such as will, will likely result, are expected to, will continue, is anticipated, aim, believe, could, should, would, estimated, may, plan, potential, projection, target, outlook, predict and intend or words of similar meaning) are not statements of historical facts and may be forward-looking.  Forward-looking statements involve estimates, assumptions and uncertainties.  Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's or FPL's actual results to differ materially from those contained or implied in forward-looking statements made by or on behalf of FPL Group and FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which such statement is made, unless otherwise required by law.  New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.

The following are some important factors that could have a significant impact on FPL Group's and FPL's operations and financial results, and could cause FPL Group's and FPL's actual results or outcomes to differ materially from those discussed or implied in the forward-looking statements:

FPL Group and FPL are subject to complex laws and regulations and to changes in laws and regulations as well as changing governmental policies and regulatory actions.  FPL holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements.  These factors may have a negative impact on the business and results of operations of FPL Group and FPL.

•
FPL Group and FPL are subject to complex laws and regulations, and to changes in laws or regulations, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, construction and operation of generation facilities, construction and operation of transmission and distribution facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, transmission reliability and present or prospective wholesale and retail competition.  This substantial and complex framework exposes FPL Group and FPL to increased compliance costs and potentially significant monetary penalties for non-compliance.  The Florida Public Service Commission (FPSC) has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred.  The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

•
FPL Group and FPL also are subject to extensive federal, state and local environmental statutes, rules and regulations, as well as the effect of changes in or additions to applicable statutes, rules and regulations that relate to, or in the future may relate to, for example, air quality, water quality, climate change, greenhouse gas emissions, carbon dioxide emissions, waste management, marine and wildlife mortality, natural resources, health, safety and renewable portfolio standards that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs.  There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

•
FPL Group and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives regarding regulation, deregulation or restructuring of the energy industry, including, for example, deregulation or restructuring of the production and sale of electricity, as well as increased focus on renewable and clean energy sources and reduction of carbon emissions.  FPL Group and its subsidiaries will need to adapt to these changes and may face increasing costs and competitive pressure in doing so.

•	FPL Group's and FPL's results of operations could be affected by FPL's ability to negotiate or renegotiate franchise agreements with municipalities and counties in Florida.

The operation and maintenance of power generation, transmission and distribution facilities involve significant risks that could adversely affect the results of operations and financial condition of FPL Group and FPL.

•
The operation and maintenance of power generation, transmission and distribution facilities involve many risks, including, for example, start up risks, breakdown or failure of equipment, transmission and distribution lines or pipelines, the inability to properly manage or mitigate known equipment defects throughout FPL Group's and FPL's generation fleets and transmission and distribution systems, use of new or unproven technology, the dependence on a specific fuel source, failures in the supply or transportation of fuel, the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes, floods and droughts), and performance below expected or contracted levels of output or efficiency.  This could result in lost revenues and/or increased expenses, including, for example, lost revenues due to prolonged outages and increased expenses due to monetary penalties or fines, replacement equipment costs or an obligation to purchase or generate replacement power at potentially higher prices to meet contractual obligations.  Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses.  Breakdown or failure of an operating facility of NextEra Energy Resources, LLC (NextEra Energy Resources) may, for example, prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or subject NextEra Energy Resources to incurring a liability for liquidated damages.

The operation and maintenance of nuclear facilities involves inherent risks, including environmental, health, regulatory, terrorism and financial risks, that could result in fines or the closure of nuclear units owned by FPL or NextEra Energy Resources, and which may present potential exposures in excess of insurance coverage.

•
FPL and NextEra Energy Resources own, or hold undivided interests in, nuclear generation facilities in four states.  These nuclear facilities are subject to environmental, health and financial risks such as on-site storage of spent nuclear fuel, the ability to dispose of spent nuclear fuel, the ability to maintain adequate reserves for decommissioning, potential liabilities arising out of the operation of these facilities, and the threat of a possible terrorist attack.  Although FPL and NextEra Energy Resources maintain decommissioning trusts and external insurance coverage to minimize the financial exposure to these risks, it is possible that the cost of decommissioning the facilities could exceed the amount available in the decommissioning trusts, and that liability and property damages could exceed the amount of insurance coverage.

•
The U.S. Nuclear Regulatory Commission (NRC) has broad authority to impose licensing and safety-related requirements for the construction and operation and maintenance of nuclear generation facilities.  In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved.  NRC orders or new regulations related to increased security measures and any future safety requirements promulgated by the NRC could require FPL and NextEra Energy Resources to incur substantial operating and capital expenditures at their nuclear plants.  In addition, if a serious nuclear incident were to occur at an FPL or NextEra Energy Resources plant, it could result in substantial costs.  A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

•	In addition, potential terrorist threats and increased public scrutiny of utilities could result in increased nuclear licensing or compliance costs which are difficult or impossible to predict.

The construction of, and capital improvements to, power generation and transmission facilities involve substantial risks.  Should construction or capital improvement efforts be unsuccessful or delayed, the results of operations and financial condition of FPL Group and FPL could be adversely affected.

•
The ability of FPL Group and FPL to complete construction of, and capital improvement projects for, their power generation and transmission facilities on schedule and within budget are contingent upon many variables that could delay completion, increase costs or otherwise adversely affect operational and financial results, including, for example, limitations related to transmission interconnection issues, escalating costs for materials and labor and environmental compliance, delays with respect to permits and other approvals, and disputes involving third parties, and are subject to substantial risks.  Should any such efforts be unsuccessful or delayed, FPL Group and FPL could be subject to additional costs, termination payments under committed contracts, loss of tax credits and/or the write-off of their investment in the project or improvement.

The use of derivative contracts by FPL Group and FPL in the normal course of business could result in financial losses or the payment of margin cash collateral that adversely impact the results of operations or cash flows of FPL Group and FPL.

•
FPL Group and FPL use derivative instruments, such as swaps, options, futures and forwards, some of which are traded in the over-the-counter markets or on exchanges, to manage their commodity and financial market risks, and for FPL Group to engage in trading and marketing activities.  FPL Group could recognize financial losses as a result of volatility in the market values of these derivative instruments, or if a counterparty fails to perform or make payments under these derivative instruments and could suffer a reduction in operating cash flows as a result of the requirement to post margin cash collateral.  In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates.  As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these derivative instruments.  In addition, FPL's use of such instruments could be subject to prudence challenges and, if found imprudent, cost recovery could be disallowed by the FPSC.

•
FPL Group provides full energy and capacity requirement services, which include load-following services and various ancillary services, primarily to distribution utilities to satisfy all or a portion of such utilities’ power supply obligations to their customers.  The supply costs for these transactions may be affected by a number of factors, such as weather conditions, fluctuating prices for energy and ancillary services, and the ability of the distribution utilities’ customers to elect to receive service from competing suppliers, which could negatively affect FPL Group’s results of operations from these transactions.

FPL Group's competitive energy business is subject to risks, many of which are beyond the control of FPL Group, including, but not limited to, the efficient development and operation of generating assets, the successful and timely completion of project restructuring activities, the price and supply of fuel and equipment, transmission constraints, competition from other generators, including those using new sources of generation, excess generation capacity and demand for power, that may reduce the revenues and adversely impact the results of operations and financial condition of FPL Group.

•
There are various risks associated with FPL Group's competitive energy business.  In addition to risks discussed elsewhere, risk factors specifically affecting NextEra Energy Resources' success in competitive wholesale markets include, for example, the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel (including transportation) and equipment, transmission constraints, the ability to utilize production tax credits, competition from other and new sources of generation, excess generation capacity and shifting demand for power.  There can be significant volatility in market prices for fuel, electricity and renewable and other energy commodities, and there are other financial, counterparty and market risks that are beyond the control of NextEra Energy Resources.  NextEra Energy Resources' inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results.  In keeping with industry trends, a portion of NextEra Energy Resources' power generation facilities operate wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may increase the volatility of FPL Group's financial results.  In addition, NextEra Energy Resources' business depends upon power transmission and natural gas transportation facilities owned and operated by others; if transmission or transportation is disrupted or capacity is inadequate or unavailable, NextEra Energy Resources' ability to sell and deliver its wholesale power or natural gas may be limited.

FPL Group's ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including, but not limited to, the effect of increased competition for acquisitions resulting from the consolidation of the power industry.

•
FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry in general.  In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to complete and integrate them successfully and in a timely manner.

FPL Group and FPL participate in markets that are often subject to uncertain economic conditions, which makes it difficult to estimate growth, future income and expenditures.

•
FPL Group and FPL participate in markets that are susceptible to uncertain economic conditions, which complicate estimates of revenue growth.  Because components of budgeting and forecasting are dependent upon estimates of revenue growth in the markets FPL Group and FPL serve, the uncertainty makes estimates of future income and expenditures more difficult.  As a result, FPL Group and FPL may make significant investments and expenditures but never realize the anticipated benefits, which could adversely affect results of operations.  The future direction of the overall economy also may have a significant effect on the overall performance and financial condition of FPL Group and FPL.

Customer growth and customer usage in FPL's service area affect FPL Group's and FPL's results of operations.

•
FPL Group's and FPL's results of operations are affected by the growth in customer accounts in FPL's service area and by customer usage.  Customer growth can be affected by population growth.  Customer growth and customer usage can be affected by economic factors in Florida and elsewhere, including, for example, job and income growth, housing starts and new home prices.  Customer growth and customer usage directly influence the demand for electricity and the need for additional power generation and power delivery facilities at FPL.

Weather affects FPL Group's and FPL's results of operations, as can the impact of severe weather.  Weather conditions directly influence the demand for electricity and natural gas, affect the price of energy commodities, and can affect the production of electricity at power generating facilities.

•
FPL Group's and FPL's results of operations are affected by changes in the weather.  Weather conditions directly influence the demand for electricity and natural gas, affect the price of energy commodities, and can affect the production of electricity at power generating facilities, including, but not limited to, wind, solar and hydro-powered facilities.  FPL Group's and FPL's results of operations can be affected by the impact of severe weather which can be destructive, causing outages and/or property damage, may affect fuel supply, and could require additional costs to be incurred.  At FPL, recovery of these costs is subject to FPSC approval.

Adverse capital and credit market conditions may adversely affect FPL Group's and FPL's ability to meet liquidity needs, access capital and operate and grow their businesses, and increase the cost of capital.  Disruptions, uncertainty or volatility in the financial markets can also adversely impact the results of operations and financial condition of FPL Group and FPL, as well as exert downward pressure on the market price of FPL Group's common stock.

•
Having access to the credit and capital markets, at a reasonable cost, is necessary for FPL Group and FPL to fund their operations, including their capital requirements. Those markets have provided FPL Group and FPL with the liquidity to operate and grow their businesses that is not otherwise provided from operating cash flows.  Disruptions, uncertainty or volatility in those markets can increase FPL Group's and FPL's cost of capital.  If FPL Group and FPL are unable to access the credit and capital markets on terms that are reasonable, they may have to delay raising capital, issue shorter-term securities and/or bear an unfavorable cost of capital, which, in turn, could adversely impact their ability to grow their businesses, decrease earnings, significantly reduce financial flexibility and/or limit FPL Group's ability to sustain its current common stock dividend level.

•
The market price and trading volume of FPL Group's common stock could be subject to significant fluctuations due to, among other things, general stock market conditions and changes in market sentiment regarding FPL Group and its subsidiaries' operations, business, growth prospects and financing strategies.

FPL Group’s, FPL Group Capital’s and FPL’s inability to maintain their current credit ratings may adversely affect FPL Group’s and FPL’s liquidity, limit the ability of FPL Group and FPL to grow their businesses, and would likely increase interest costs.

•
FPL Group and FPL rely on access to capital and credit markets as significant sources of liquidity for capital requirements not satisfied by operating cash flows.  The inability of FPL Group, FPL Group Capital and FPL to maintain their current credit ratings could affect their ability to raise capital or obtain credit on favorable terms, which, in turn, could impact FPL Group's and FPL's ability to grow their businesses and would likely increase their interest costs.

FPL Group and FPL are subject to credit and performance risk from third parties under supply and service contracts.

•
FPL Group and FPL rely on contracts with vendors for the supply of equipment, materials, fuel and other goods and services required for the construction and operation of, and for capital improvements to, their facilities, as well as for business operations.  If vendors fail to fulfill their contractual obligations, FPL Group and FPL may need to make arrangements with other suppliers, which could result in higher costs, untimely completion of power generation facilities and other projects, and/or a disruption to their operations.

FPL Group and FPL are subject to costs and other potentially adverse effects of legal and regulatory proceedings, as well as regulatory compliance and changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws, corporate governance requirements and labor and employment laws.

•
FPL Group and FPL are subject to costs and other potentially adverse effects of legal and regulatory proceedings, settlements, investigations and claims, as well as regulatory compliance and the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws, corporate governance requirements and labor and employment laws.

•
FPL and NextEra Energy Resources, as owners and operators of bulk power transmission systems and/or critical assets within various regions throughout the United States, are subject to mandatory reliability standards promulgated by the North American Electric Reliability Corporation and enforced by the Federal Energy Regulatory Commission.  These standards, which previously were being applied on a voluntary basis, became mandatory in June 2007.  Noncompliance with these mandatory reliability standards could result in sanctions, including substantial monetary penalties, which likely would not be recoverable from customers.

Threats of terrorism and catastrophic events that could result from terrorism, cyber attacks, or individuals and/or groups attempting to disrupt FPL Group's and FPL's business may impact the operations of FPL Group and FPL in unpredictable ways.

•
FPL Group and FPL are subject to direct and indirect effects of terrorist threats and activities, as well as cyber attacks and disruptive activities of individuals and/or groups.  Infrastructure facilities and systems, including, for example, generation, transmission and distribution facilities, physical assets and information systems, in general, have been identified as potential targets.  The effects of these threats and activities include, but are not limited to, the inability to generate, purchase or transmit power, the delay in development and construction of new generating facilities, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the United States, and the increased cost and adequacy of security and insurance.

The ability of FPL Group and FPL to obtain insurance and the terms of any available insurance coverage could be adversely affected by international, national, state or local events and company-specific events.

•
FPL Group's and FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be adversely affected by international, national, state or local events as well as company-specific events.

FPL Group and FPL are subject to employee workforce factors that could adversely affect the businesses and financial condition of FPL Group and FPL.

•
FPL Group and FPL are subject to employee workforce factors, including, for example, loss or retirement of key executives, availability of qualified personnel, inflationary pressures on payroll and benefits costs and collective bargaining agreements with union employees and work stoppage that could adversely affect the businesses and financial condition of FPL Group and FPL.

The risks described herein are not the only risks facing FPL Group and FPL.  Additional risks and uncertainties also may materially adversely affect FPL Group's or FPL's business, financial condition and/or future operating results.

FPL Group, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Three Months Ended December 31, 2009	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.

Operating Revenues	$2,753	$864	$41	$3,658

Operating Expenses
Fuel, purchased power and interchange	1,410	210	12	1,632
Other operations and maintenance	389	269	19	677
Storm cost amortization	30	-	-	30
Depreciation and amortization	281	175	4	460
Taxes other than income taxes	274	26	2	302
Total operating expenses	2,384	680	37	3,101

Operating Income (Loss)	369	184	4	557

Other Income (Deductions)
Interest expense	(83)	(90)	(45)	(218)
Equity in earnings of equity method investees	-	4	-	4
Allowance for equity funds used during construction	7	-	-	7
Interest income	-	6	14	20
Gains (losses) on disposal of assets - net	-	39	(2)	37
Other than temporary impairment losses on securities held in nuclear decommissioning funds	-	(3)	-	(3)
Other - net	(3)	2	1	-
Total other income (deductions) - net	(79)	(42)	(32)	(153)

Income (Loss) Before Income Taxes	290	142	(28)	404
Income Tax Expense (Benefit)	104	(36)	(13)	55

Net Income (Loss)	$186	$178	$(15)	$349

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$186	$178	$(15)	$349
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(13)	-	(13)
Other than temporary impairment losses - net	-	(13)	-	(13)

Adjusted Earnings (Loss)	$186	$152	$(15)	$323

Earnings (Loss) Per Share (assuming dilution)	$0.45	$0.43	$(0.03)	$0.85
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(0.03)	-	(0.03)
Other than temporary impairment losses - net	-	(0.03)	-	(0.03)

Adjusted Earnings (Loss) Per Share	$0.45	$0.37	$(0.03)	$0.79

Weighted-average shares outstanding (assuming dilution)				410

NextEra Energy Resources' interest expense is based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction.  For these purposes, the deferred credit associated with differential membership interests sold by a NextEra Energy Resources subsidiary in 2007 is included with debt.  Residual non-utility interest expense is included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Three Months Ended December 31, 2008	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.

Operating Revenues	$2,820	$1,138	$45	$4,003

Operating Expenses
Fuel, purchased power and interchange	1,702	273	19	1,994
Other operations and maintenance	324	254	23	601
Storm cost amortization	18	-	-	18
Depreciation and amortization	201	148	4	353
Taxes other than income taxes	255	28	2	285
Total operating expenses	2,500	703	48	3,251

Operating Income (Loss)	320	435	(3)	752

Other Income (Deductions)
Interest expense	(81)	(83)	(52)	(216)
Equity in earnings of equity method investees	-	7	-	7
Allowance for equity funds used during construction	13	-	-	13
Interest income	1	(1)	22	22
Gains (losses) on disposal of assets - net	-	12	(1)	11
Other than temporary impairment losses on securities held in nuclear decommissioning funds	-	(88)	-	(88)
Other - net	(2)	13	4	15
Total other income (deductions) - net	(69)	(140)	(27)	(236)

Income (Loss) Before Income Taxes	251	295	(30)	516
Income Tax Expense (Benefit)	100	30	(22)	108

Net Income (Loss)	$151	$265	$(8)	$408

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$151	$265	$(8)	$408
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(94)	-	(94)
Other than temporary impairment losses - net	-	47	-	47

Adjusted Earnings (Loss)	$151	$218	$(8)	$361

Earnings (Loss) Per Share (assuming dilution)	$0.38	$0.66	$(0.03)	$1.01
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(0.23)	-	(0.23)
Other than temporary impairment losses - net	-	0.12	-	0.12

Adjusted Earnings (Loss) Per Share	$0.38	$0.55	$(0.03)	$0.90

Weighted-average shares outstanding (assuming dilution)				403

NextEra Energy Resources' interest expense is based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction.  For these purposes, the deferred credit associated with differential membership interests sold by a NextEra Energy Resources subsidiary in 2007 is included with debt.  Residual non-utility interest expense is included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Twelve Months Ended December 31, 2009	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.

Operating Revenues	$11,491	$4,000	$155	$15,646

Operating Expenses
Fuel, purchased power and interchange	6,220	1,132	53	7,405
Other operations and maintenance	1,496	1,070	83	2,649
Storm cost amortization	59	-	-	59
Depreciation and amortization	1,038	654	16	1,708
Taxes other than income taxes	1,097	131	3	1,231
Total operating expenses	9,910	2,987	155	13,052

Operating Income (Loss)	1,581	1,013	-	2,594

Other Income (Deductions)
Interest expense	(318)	(354)	(177)	(849)
Equity in earnings of equity method investees	-	52	-	52
Allowance for equity funds used during construction	53	-	-	53
Interest income	1	23	54	78
Gains (losses) on disposal of assets - net	-	60	-	60
Other than temporary impairment losses on securities held in nuclear decommissioning funds	-	(58)	-	(58)
Other - net	(13)	11	14	12
Total other income (deductions) - net	(277)	(266)	(109)	(652)

Income (Loss) Before Income Taxes	1,304	747	(109)	1,942
Income Tax Expense (Benefit)	473	(102)	(44)	327

Net Income (Loss)	$831	$849	$(65)	$1,615

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$831	$849	$(65)	$1,615
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	20	-	20
Other than temporary impairment losses - net	-	13	-	13

Adjusted Earnings (Loss)	$831	$882	$(65)	$1,648

Earnings (Loss) Per Share (assuming dilution)	$2.04	$2.08	$(0.15)	$3.97
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	0.05	-	0.05
Other than temporary impairment losses - net	-	0.03	-	0.03

Adjusted Earnings (Loss) Per Share	$2.04	$2.16	$(0.15)	$4.05

Weighted-average shares outstanding (assuming dilution)				407

NextEra Energy Resources' interest expense is based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction.  For these purposes, the deferred credit associated with differential membership interests sold by a NextEra Energy Resources subsidiary in 2007 is included with debt.  Residual non-utility interest expense is included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Twelve Months Ended December 31, 2008	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.

Operating Revenues	$11,649	$4,570	$191	$16,410

Operating Expenses
Fuel, purchased power and interchange	6,749	1,569	94	8,412
Other operations and maintenance	1,438	1,013	76	2,527
Storm cost amortization	64	-	-	64
Depreciation and amortization	796	565	17	1,378
Taxes other than income taxes	1,073	128	3	1,204
Total operating expenses	10,120	3,275	190	13,585

Operating Income (Loss)	1,529	1,295	1	2,825

Other Income (Deductions)
Interest expense	(334)	(311)	(168)	(813)
Equity in earnings of equity method investees	-	93	-	93
Allowance for equity funds used during construction	35	-	-	35
Interest income	11	27	34	72
Gains (losses) on disposal of assets - net	-	19	(1)	18
Other than temporary impairment losses on securities held in nuclear decommissioning funds	-	(148)	-	(148)
Other - net	(9)	20	(4)	7
Total other income (deductions) - net	(297)	(300)	(139)	(736)

Income (Loss) Before Income Taxes	1,232	995	(138)	2,089
Income Tax Expense (Benefit)	443	80	(73)	450

Net Income (Loss)	$789	$915	$(65)	$1,639

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$789	$915	$(65)	$1,639
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(170)	-	(170)
Other than temporary impairment losses - net	-	76	-	76

Adjusted Earnings (Loss)	$789	$821	$(65)	$1,545

Earnings (Loss) Per Share (assuming dilution)	$1.96	$2.27	$(0.16)	$4.07
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(0.42)	-	(0.42)
Other than temporary impairment losses - net	-	0.19	-	0.19

Adjusted Earnings (Loss) Per Share	$1.96	$2.04	$(0.16)	$3.84

Weighted-average shares outstanding (assuming dilution)				403

NextEra Energy Resources' interest expense is based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction.  For these purposes, the deferred credit associated with differential membership interests sold by a NextEra Energy Resources subsidiary in 2007 is included with debt.  Residual non-utility interest expense is included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc.
Preliminary Condensed Consolidated Balance Sheets
(millions)
(unaudited)

December 31, 2009	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$28,677	$17,343	$310	$46,330
Nuclear fuel	756	791	1	1,548
Construction work in progress	1,549	844	32	2,425
Less accumulated depreciation and amortization	(10,578)	(3,475)	(172)	(14,225)
Total property, plant and equipment -net	20,404	15,503	171	36,078

Current Assets
Cash and cash equivalents	83	118	37	238
Customer receivables, net of allowances	838	574	19	1,431
Other receivables, net of allowances	182	493	138	813
Materials, supplies and fossil fuel inventory -at avg. cost	529	345	3	877
Regulatory assets:
Deferred clause and franchise expenses	69	-	-	69
Securitized storm-recovery costs	69	-	-	69
Derivatives	68	-	-	68
Pension	-	-	-	-
Other	-	-	3	3
Derivatives	10	348	(1)	357
Other	113	503	(210)	406
Total current assets	1,961	2,381	(11)	4,331

Other Assets
Special use funds	2,408	982	-	3,390
Other investments	5	229	701	935
Prepaid benefit costs	1,017	-	167	1,184
Regulatory assets:
Securitized storm-recovery costs	644	-	-	644
Deferred clause expenses	-	-	-	-
Pension	-	-	-	-
Unamortized loss on reacquired debt	29	-	-	29
Other	185	-	51	236
Other	159	999	455	1,613
Total other assets	4,447	2,210	1,374	8,031

Total Assets	$26,812	$20,094	$1,534	$48,440

Capitalization
Common stock	$1,373	$-	$(1,369)	$4
Additional paid-in capital	4,393	7,395	(6,734)	5,054
Retained earnings	2,670	3,560	1,509	7,739
Accumulated other comprehensive income (loss)	-	178	(3)	175
Total common shareholders' equity	8,436	11,133	(6,597)	12,972
Long-term debt	5,794	3,995	6,511	16,300
Total capitalization	14,230	15,128	(86)	29,272

Current Liabilities
Commercial paper	818	-	1,202	2,020
Notes payable	-	-	-	-
Current maturities of long-term debt	42	327	200	569
Accounts payable	539	450	3	992
Customer deposits	607	6	-	613
Accrued interest and taxes	298	296	(149)	445
Regulatory liabilities:
Deferred clause and franchise revenues	377	-	-	377
Pension	-	-	2	2
Derivatives	77	138	1	216
Other	659	527	4	1,190
Total current liabilities	3,417	1,744	1,263	6,424

Other Liabilities and Deferred Credits
Asset retirement obligations	1,833	585	-	2,418
Accumulated deferred income taxes	3,517	1,295	55	4,867
Regulatory liabilities:
Accrued asset removal costs	2,251	-	-	2,251
Asset retirement obligation regulatory expense difference	671	-	-	671
Pension	-	-	16	16
Other	244	-	-	244
Derivatives	1	160	5	166
Other	648	1,182	281	2,111
Total other liabilities and deferred credits	9,165	3,222	357	12,744

Commitments and Contingencies

Total Capitalization and Liabilities	$26,812	$20,094	$1,534	$48,440

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc.
Preliminary Condensed Consolidated Balance Sheets
(millions)
(unaudited)

December 31, 2008	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$26,497	$14,874	$267	$41,638
Nuclear fuel	613	646	1	1,260
Construction work in progress	1,862	748	20	2,630
Less accumulated depreciation and amortization	(10,189)	(2,771)	(157)	(13,117)
Total property, plant and equipment - net	18,783	13,497	131	32,411

Current Assets
Cash and cash equivalents	120	145	270	535
Customer receivables, net of allowances	796	630	17	1,443
Other receivables, net of allowances	143	183	(62)	264
Materials, supplies and fossil fuel inventory - at avg. cost	563	401	4	968
Regulatory assets:
Deferred clause and franchise expenses	248	-	-	248
Securitized storm-recovery costs	64	-	-	64
Derivatives	1,109	-	-	1,109
Pension	-	-	19	19
Other	1	-	3	4
Derivatives	4	432	(3)	433
Other	124	156	25	305
Total current assets	3,172	1,947	273	5,392

Other Assets
Special use funds	2,158	789	-	2,947
Other investments	6	245	672	923
Prepaid benefit costs	968	-	(54)	914
Regulatory assets:
Securitized storm-recovery costs	697	-	-	697
Deferred clause expenses	79	-	-	79
Pension	-	-	100	100
Unamortized loss on reacquired debt	32	-	-	32
Other	133	-	5	138
Other	147	679	362	1,188
Total other assets	4,220	1,713	1,085	7,018

Total Assets	$26,175	$17,157	$1,489	$44,821

Capitalization
Common stock	$1,373	$-	$(1,369)	$4
Additional paid-in capital	4,393	5,984	(5,572)	4,805
Retained earnings	2,323	2,707	1,855	6,885
Accumulated other comprehensive income (loss)	-	13	(26)	(13)
Total common shareholders' equity	8,089	8,704	(5,112)	11,681
Long-term debt	5,311	3,893	4,629	13,833
Total capitalization	13,400	12,597	(483)	25,514

Current Liabilities
Commercial paper	773	-	1,062	1,835
Notes payable	-	-	30	30
Current maturities of long-term debt	263	289	836	1,388
Accounts payable	645	416	1	1,062
Customer deposits	570	5	-	575
Accrued interest and taxes	449	99	(174)	374
Regulatory liabilities:
Deferred clause and franchise revenues	11	-	-	11
Derivatives	-	-	-	-
Pension	-	-	-	-
Derivatives	1,114	187	(1)	1,300
Other	598	513	3	1,114
Total current liabilities	4,423	1,509	1,757	7,689

Other Liabilities and Deferred Credits
Asset retirement obligations	1,743	539	1	2,283
Accumulated deferred income taxes	3,105	1,106	20	4,231
Regulatory liabilities:
Accrued asset removal costs	2,142	-	-	2,142
Asset retirement obligation regulatory expense difference	520	-	-	520
Pension	-	-	-	-
Other	218	-	-	218
Derivatives	1	214	3	218
Other	623	1,192	191	2,006
Total other liabilities and deferred credits	8,352	3,051	215	11,618

Commitments and Contingencies

Total Capitalization and Liabilities	$26,175	$17,157	$1,489	$44,821

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Twelve Months Ended December 31, 2009	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$831	$849	$(65)	$1,615
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,038	654	16	1,708
Nuclear fuel amortization	127	112	-	239
Storm cost amortization	59	-	-	59
Unrealized (gains) losses on marked to market energy contracts	-	59	-	59
Deferred income taxes	391	(307)	184	268
Cost recovery clauses and franchise fees	624	-	-	624
Change in prepaid option premiums and derivative settlements	(1)	(11)	1	(11)
Equity in earnings of equity method investees	-	(52)	-	(52)
Distributions of earnings from equity method investees	-	69	-	69
Changes in operating assets and liabilities:
Customer receivables	(42)	57	3	18
Other receivables	42	(44)	(18)	(20)
Materials, supplies and fossil fuel inventory	34	50	1	85
Other current assets	6	2	1	9
Other assets	(62)	(13)	(7)	(82)
Accounts payable	(91)	(2)	3	(90)
Customer deposits	37	1	-	38
Margin cash collateral	6	(117)	1	(110)
Income taxes	(140)	302	(161)	1
Interest and other taxes	10	7	7	24
Other current liabilities	(33)	15	(26)	(44)
Other liabilities	10	(18)	5	(3)
Other - net	45	(12)	64	97

Net cash provided by (used in) operating activities	2,891	1,601	9	4,501

Cash Flows From Investing Activities
Capital expenditures of FPL	(2,522)	-	-	(2,522)
Independent power investments	-	(3,069)	-	(3,069)
Cash grants under the American Recovery and Reinvestment Act of 2009	-	100	-	100
Funds received from the spent fuel settlement agreement	71	15	-	86
Nuclear fuel purchases	(195)	(167)	-	(362)
Other capital expenditures	-	-	(54)	(54)
Sale of independent power investments	-	15	-	15
Proceeds from sale of securities in special use funds	3,771	1,322	1	5,094
Purchases of securities in special use funds	(3,871)	(1,361)	-	(5,232)
Proceeds from sale of other securities	-	-	771	771
Purchases of other securities	-	(8)	(788)	(796)
Funding of loan	-	-	-	-
Other - net	-	12	(9)	3

Net cash provided by (used in) investing activities	(2,746)	(3,141)	(79)	(5,966)

Cash Flows From Financing Activities
Issuances of long-term debt	516	544	2,160	3,220
Retirements of long-term debt	(263)	(441)	(938)	(1,642)
Net change in short-term debt	45	-	109	154
Issuances of common stock	-	-	198	198
Dividends on common stock	-	-	(766)	(766)
Dividends & capital distributions from (to) FPL Group - net	(485)	1,411	(926)	-
Change in funds held for storm-recovery bond payments	5	-	-	5
Other - net	-	(1)	-	(1)

Net cash provided by (used in) financing activities	(182)	1,513	(163)	1,168

Net increase (decrease) in cash and cash equivalents	(37)	(27)	(233)	(297)
Cash and cash equivalents at beginning of period	120	145	270	535

Cash and cash equivalents at end of period	$83	$118	$37	$238

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Twelve Months Ended December 31, 2008	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$789	$915	$(65)	$1,639
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	796	565	17	1,378
Nuclear fuel amortization	106	95	-	201
Storm cost amortization	64	-	-	64
Unrealized (gains) losses on marked to market energy contracts	-	(337)	-	(337)
Deferred income taxes	307	200	62	569
Cost recovery clauses and franchise fees	(111)	-	-	(111)
Change in prepaid option premiums and derivative settlements	3	(15)	-	(12)
Equity in earnings of equity method investees	-	(93)	-	(93)
Distribution of earnings from equity method investees	-	124	-	124
Changes in operating assets and liabilities:
Customer receivables	11	44	(6)	49
Other receivables	(11)	11	(26)	(26)
Materials, supplies and fossil fuel inventory	20	(127)	1	(106)
Other current assets	(19)	(11)	(1)	(31)
Other assets	(96)	(10)	(60)	(166)
Accounts payable	(71)	(44)	(5)	(120)
Customer deposits	39	(2)	-	37
Margin cash collateral	26	23	-	49
Income taxes	175	(164)	(28)	(17)
Interest and other taxes	9	17	4	30
Other current liabilities	138	60	(9)	189
Other liabilities	(19)	(41)	(1)	(61)
Other - net	24	131	(1)	154

Net cash provided by (used in) operating activities	2,180	1,341	(118)	3,403

Cash Flows From Investing Activities
Capital expenditures of FPL	(2,234)	-	-	(2,234)
Independent power investments	-	(2,715)	-	(2,715)
Cash grants under the American Recovery and Reinvestment Act of 2009	-	-	-	-
Funds received from the spent fuel settlement agreement	-	-	-	-
Nuclear fuel purchases	(133)	(114)	-	(247)
Other capital expenditures	-	-	(40)	(40)
Sale of independent power investments	-	25	-	25
Proceeds from sale of securities in special use funds	1,454	782	(1)	2,235
Purchases of securities in special use funds	(1,512)	(803)	-	(2,315)
Proceeds from sale of other securities	-	-	28	28
Purchases of other securities	-	(35)	(49)	(84)
Funding of loan	-	-	(500)	(500)
Other - net	(2)	39	2	39

Net cash provided by (used in) investing activities	(2,427)	(2,821)	(560)	(5,808)

Cash Flows From Financing Activities
Issuances of long-term debt	589	1,234	2,004	3,827
Retirements of long-term debt	(241)	(612)	(505)	(1,358)
Net change in short-term debt	(69)	-	917	848
Issuances of common stock	-	-	41	41
Dividends on common stock	-	-	(714)	(714)
Dividends & capital distributions from (to) FPL Group - net	25	845	(870)	-
Change in funds held for storm-recovery bond payments	-	-	-	-
Other - net	-	1	5	6

Net cash provided by (used in) financing activities	304	1,468	878	2,650

Net increase (decrease) in cash and cash equivalents	57	(12)	200	245
Cash and cash equivalents at beginning of period	63	157	70	290

Cash and cash equivalents at end of period	$120	$145	$270	$535

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc.
Preliminary Earnings Per Share Contributions
(assuming dilution)
(unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year-To-Date

FPL Group - 2008 Earnings Per Share	$0.62	$0.52	$1.92	$1.01	$4.07

Florida Power & Light - 2008 Earnings Per Share	$0.27	$0.54	$0.78	$0.38	$1.96
Customer growth	-	(0.01)	-	-	(0.01)
Usage due to weather	-	-	0.04	0.10	0.14
Base rate adjustment for West County Energy Center Units No. 1 and 2	-	-	0.03	0.07	0.10
Underlying usage growth and all other revenue	(0.04)	(0.02)	(0.03)	-	(0.10)
O&M expense	0.06	-	(0.02)	(0.06)	(0.01)
Depreciation expense	-	(0.01)	(0.01)	(0.03)	(0.06)
AFUDC	0.03	0.02	0.02	(0.02)	0.04
Interest expense (gross)	0.01	-	0.01	0.01	0.02
Cost recovery clause results	0.01	0.01	0.01	0.01	0.04
Share dilution	-	-	(0.01)	(0.01)	(0.02)
Other	(0.03)	(0.01)	(0.07)	-	(0.06)

Florida Power & Light - 2009 Earnings Per Share	0.31	0.52	0.75	0.45	2.04

NextEra Energy Resources - 2008 Earnings Per Share	0.41	0.01	1.20	0.66	2.27
New investments	0.14	0.09	0.10	0.10	0.43
Existing assets	(0.08)	(0.02)	-	(0.32)	(0.42)
Asset optimization and trading	(0.02)	0.09	0.03	0.09	0.19
Non-qualifying hedges impact	0.20	0.31	(0.79)	(0.20)	(0.47)
Change in other than temporary impairment losses - net	(0.06)	0.02	0.05	0.15	0.16
Share dilution	-	-	(0.01)	(0.01)	(0.02)
Other, including interest expense	0.03	(0.04)	(0.01)	(0.04)	(0.06)

NextEra Energy Resources - 2009 Earnings Per Share	0.62	0.46	0.57	0.43	2.08

Corporate and Other - 2008 Earnings Per Share	(0.06)	(0.03)	(0.06)	(0.03)	(0.16)
FPL FiberNet	-	-	0.01	-	0.01
Share dilution	-	-	-	-	-
Other, including interest expense and interest income	0.03	(0.04)	0.04	-	-

Corporate and Other - 2009 Earnings Per Share	(0.03)	(0.07)	(0.01)	(0.03)	(0.15)

FPL Group - 2009 Earnings Per Share	$0.90	$0.91	$1.31	$0.85	$3.97

FPL Group, Inc.
Preliminary Schedule of Total Debt and Equity
(millions)
(unaudited)

December 31, 2009	Per Books	Adjusted 1

Long-term debt, including current maturities, and commercial paper
Junior Subordinated Debentures2	$2,703	$1,177
Project debt:
Natural gas-fired assets	921
Wind assets	2,669
Hydro assets	700
Storm Securitization Debt	573
Pipeline Funding	500
Waste Water Bonds	24
Other long-term debt, including current maturities, commercial paper, and notes payable3	10,799	10,799

Total debt	18,889	11,976
Junior Subordinated Debentures2		1,527
Common shareholders' equity	12,972	12,972

Total capitalization, including debt due within one year	$31,861	$26,475

Debt ratio	59%	45%

December 31, 2008	Per Books	Adjusted 1

Long-term debt, including current maturities, and commercial paper
Junior Subordinated Debentures2	$2,009	$1,005
Project debt:
Natural gas-fired assets	813
Wind assets	2,499
Hydro assets	700
Storm Securitization Debt	611
Other long-term debt, including current maturities, and commercial paper3	10,454	10,454

Total debt	17,086	11,459
Junior Subordinated Debentures2		1,005
Common shareholders' equity	11,681	11,681
Total capitalization, including debt due within one year	$28,767	$24,145

Debt ratio	59%	47%

1
Ratios exclude impact of imputed debt for purchase power obligations.  Including the impact of imputed debt for purchase power obligations the adjusted debt ratio would be 50% and 49% for December 31, 2009 and December 31, 2008 respectively.

2	Adjusted to reflect preferred stock characteristics of these securities (preferred trust securities and junior subordinated debentures).
3	Includes premium and discount on all debt issuances.

FPL Group, Inc.
Preliminary Long-Term Debt and Commercial Paper
(millions)
(unaudited)
December 31, 2009

Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion

Long-Term:
Florida Power & Light
First Mortgage Bonds:
First Mortgage Bonds	4.850	02/01/13	$400	$-	$400
First Mortgage Bonds	5.850	02/01/33	200	-	200
First Mortgage Bonds	5.950	10/01/33	300	-	300
First Mortgage Bonds	5.625	04/01/34	500	-	500
First Mortgage Bonds	5.650	02/01/35	240	-	240
First Mortgage Bonds	4.950	06/01/35	300	-	300
First Mortgage Bonds	5.400	09/01/35	300	-	300
First Mortgage Bonds	6.200	06/01/36	300	-	300
First Mortgage Bonds	5.650	02/01/37	400	-	400
First Mortgage Bonds	5.850	05/01/37	300	-	300
First Mortgage Bonds	5.550	11/01/17	300	-	300
First Mortgage Bonds	5.950	02/01/38	600	-	600
First Mortgage Bonds	5.960	04/01/39	500	-	500
Total First Mortgage Bonds			4,640	-	4,640

Revenue Refunding Bonds:
Miami-Dade Solid Waste Disposal	VAR	02/01/23	15	-	15
St. Lucie Solid Waste Disposal	VAR	05/01/24	79	-	79

Total Revenue Refunding Bonds			94	-	94
Pollution Control Bonds:
Dade	VAR	04/01/20	9	-	9
Martin	VAR	07/15/22	96	-	96
Jacksonville	VAR	09/01/24	46	-	46
Manatee	VAR	09/01/24	16	-	16
Putnam	VAR	09/01/24	4	-	4
Jacksonville	VAR	05/01/27	28	-	28
St. Lucie	VAR	09/01/28	242	-	242
Jacksonville	VAR	05/01/29	52	-	52

Total Pollution Control Bonds			493	-	493
Industrial Bonds - Dade	VAR	06/01/21	46	-	46

Storm Securitization Bonds:
Storm Securitization Bonds	5.050	02/01/11	45	42	3
Storm Securitization Bonds	5.040	08/01/13	140	-	140
Storm Securitization Bonds	5.130	08/01/15	100	-	100
Storm Securitization Bonds	5.260	08/01/19	288	-	288
Total Storm Securitization Bonds			573	42	531
Water and Sewer Revenue Bonds	4.000 - 5.250	10/01/40	24	-	24
Unamortized discount			(34)	-	(34)
Total Long-Term Debt			5,836	42	5,794
Commercial Paper			818	818	-
TOTAL DEBT - FLORIDA POWER & LIGHT			6,654	860	5,794

FPL Group, Inc.
Preliminary Long-Term Debt and Commercial Paper
(millions)
(unaudited)
December 31, 2009

Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion
FPL Group Capital Without NextEra Energy Resources
Debentures:
Debentures	5.630	09/01/11	600	-	600
Debentures	7.880	12/15/15	450	-	450
Debentures	7.880	12/15/15	50	-	50
Debentures	5.350	06/01/13	250	-	250
Debentures	6.000	03/01/19	500	-	500
Debentures	8.375	06/01/14	350	-	350
Debentures (Junior Subordinated)	5.880	03/15/44	309	-	309
Debentures (Junior Subordinated)	6.600	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.350	10/01/66	339	-	339
Debentures (Junior Subordinated)	6.650	06/15/67	380	-	380
Debentures (Junior Subordinated)	7.300	09/01/67	250	-	250
Debentures (Junior Subordinated)	7.450	09/01/67	350	-	350
Debentures (Junior Subordinated)	8.750	03/01/69	375	-	375
Floating Debenture	VAR	06/01/11	250	-	250
Floating Debenture	VAR	06/01/11	200	-	200
Total Debentures			5,003	-	5,003
Term Loans:
Term Loans	VAR	06/10/10	200	200	-
Term Loans	VAR	03/25/11	100	-	100
Term Loans	VAR	03/27/11	100	-	100
Term Loans	VAR	03/25/11	200	-	200
Term Loans	VAR	09/16/11	90	-	90
Term Loans	VAR	09/17/11	120	-	120
Term Loans	VAR	12/19/11	135	-	135
Term Loans	VAR	12/19/11	50	-	50
Term Loans	VAR	12/19/11	151	-	151
Term Loans	VAR	12/19/11	50	-	50
Total Term Loans			1,196	200	996
Senior Secured Bonds - Pipeline Funding:			500	-	500
Fair value swaps			13	-	13
Unamortized discount			(3)	-	(3)
Total Long-Term Debt			6,709	200	6,509
Commercial Paper			1,202	1,202	-
TOTAL DEBT - FPL GROUP CAPITAL, WITHOUT NEXTERA ENERGY RESOURCES			7,911	1,402	6,509

NextEra Energy Resources
Senior Secured Bonds:
Senior Secured Bonds	6.876	06/27/17	66	12	54
Senior Secured Bonds	6.125	03/25/19	67	9	58
Senior Secured Bonds	6.639	06/20/23	228	27	201
Senior Secured Bonds	5.608	03/10/24	272	25	247
Senior Secured Bonds	7.520	06/30/19	182	15	167
Total Senior Secured Bonds			815	88	727
Senior Secured Notes:
Senior Secured Notes	7.260	07/20/15	125	-	125
Senior Secured Notes	6.310	07/10/17	290	-	290
Senior Secured Notes	6.610	07/10/27	35	-	35
Senior Secured Notes	6.960	07/10/37	250	-	250
Senior Secured Notes	7.110	06/28/20	86	6	80
Senior Secured Notes	6.665	01/10/31	155	12	143
Senior Secured Notes	7.590	07/10/18	525	7	518
Senior Secured Notes	8.450	11/30/12	30	9	21
Limited-recourse Senior Secured Notes	7.510	07/20/21	17	1	16
Total Senior Secured Bonds			1,513	35	1,478
Other Debt:
Other Debt	VAR	12/31/17	70	13	57
Other Debt	8.010	12/31/18	2	-	2
Other Debt	Fixed & VAR	11/30/19	196	22	174
Other Debt	Fixed & VAR	01/31/22	470	50	420
Other Debt	VAR	12/31/12	152	42	110
Other Debt	VAR	12/30/16	368	29	339
Other Debt	7.500	12/19/13	191	19	172
Other Debt	VAR	12/31/23	84	4	80
Other Debt	Fixed & VAR	05/17/17	333	25	308
Other Debt	Fixed & VAR	12/31/19	128	-	128
Total Other Debt			1,994	204	1,790
Unamortized discount			-	-	-
TOTAL NEXTERA ENERGY RESOURCES DEBT			4,322	327	3,995
TOTAL DEBT - FPL GROUP CAPITAL INCLUDING NEXTERA ENERGY RESOURCES			12,233	1,729	10,504
TOTAL DEBT - FPL GROUP, INC.			$18,887	$2,589	$16,298

May not agree to financial statements due to rounding.

Florida Power & Light Company
Statistics
(unaudited)

	Quarter		Year to Date
Periods Ended December 31	2009	2008	2009	2008

Energy sales (million kwh)
Residential	13,442	12,181	53,950	53,229
Commercial	11,572	11,128	45,025	45,561
Industrial	799	853	3,245	3,587
Public authorities	133	137	534	541
Increase (decrease) in unbilled sales	(1,374)	(1,480)	8	(169)
Total retail	24,572	22,819	102,762	102,749
Electric utilities	253	209	1,161	991
Interchange power sales	321	438	1,491	1,666
Total	25,146	23,466	105,414	105,406

Average price (cents/kwh) 1
Residential	12.09	12.15	11.94	11.68
Commercial	10.53	10.81	10.49	10.27
Industrial	8.84	9.19	8.86	8.66
Total	11.27	11.44	11.19	10.96

Average customer accounts (000's)
Residential	3,983	3,982	3,984	3,992
Commercial	501	502	501	501
Industrial	9	12	10	13
Other	5	4	4	4

Total	4,498	4,500	4,499	4,510

End of period customer accounts (000's)	December 2009	December 2008
Residential	3,984	3,981
Commercial	501	502
Industrial	9	12
Other	5	3
Total	4,499	4,498

1 Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.

	2009	Normal	2008

Three Months Ended December 31
Cooling degree-days	443	328	272
Heating degree-days	82	105	124
Twelve Months Ended December 31
Cooling degree-days	2,130	1,951	1,957
Heating degree-days	386	346	280

Cooling degree days for the periods above use a 72 degree base temperature and heating degree days use a 66 degree base temperature.